Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 19, 2024, is entered into by and between AlphaTime Acquisition Corp, a Cayman Islands exempted company (“SPAC”), and HCYC Group Company Limited, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on January 5, 2024, (i) SPAC; (ii) the Company; (iii) HCYC Holding Company, a Cayman Islands exempted company (“PubCo”), (iv) ATMC Merger Sub 1 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), (v) ATMC Merger Sub 2 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”), and (vi) HCYC Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 3”), entered into the Agreement and Plan of Merger (the “Merger Agreement”); and

WHEREAS, in accordance with Section 15.2 of the Merger Agreement, the parties hereto desire to amend the terms of the Merger Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Section 8.11 of the Merger Agreement. Section 8.11 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“8.11 Transaction Financing. During the Interim Period, (a) the Company shall use its reasonable best efforts to obtain transaction financing in the aggregate amount of at least US$9,000,000, in the form of firm written commitments from investors acceptable to SPAC or in the form of good faith deposits made by investors for a private placement of equity, debt or other alternative financing to PubCo, on terms and conditions to be agreed by SPAC and the Company (a “PIPE Investment Procured by Company”), and (b) as long as the Company obtains the PIPE Investment Procured by Company, the SPAC shall use its reasonable best efforts to obtain additionally transaction financing on terms reasonably satisfactory to SPAC and the Company (a “PIPE Investment Procured by SPAC” and together with the PIPE Investment Procured by Company, the “PIPE Investments”).”

Section 2. References to and Effect on the Merger Agreement. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement, and any reference to the Merger Agreement in any such instrument or document shall be deemed to refer to the Merger Agreement as amended by this Amendment.

Section 3. Miscellaneous. Article XII (Dispute Resolution) and all relevant provisions of Article XV (Miscellaneous) of the Merger Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALPHATIME ACQUISITION CORP

By:	/s/ Dajiang Guo
Name:	Dajiang Guo
Title:	CEO

Signature Page to First Amendment to Business Combination Agreement and Plan of Reorganization

HCYC GROUP COMPANY LIMITED

By:	/s/ Ding Xiameng
Name:	Ding Xiameng (丁霞梦)
Title:	Chairman

Signature Page to First Amendment to Business Combination Agreement and Plan of Reorganization